[MYRIENT LOGO HERE]                                                press release

LMKI ANNOUNCES CORPORATE NAME CHANGE TO MYRIENT(TM)
Introduction of New Name Establishes Marketing Direction for Product Offerings, Service Delivery Commitments and Research and Development Objectives IRVINE, California - FEBRUARY 7, 2001 - LMKI (OTCBB: LMKI), a single source Managed Service Provider (MSP), announced today that it will now operate under the name Myrient, effective immediately. The Corporation has completed the formal change, and will begin trading with the stock ticker symbol "MYNT" on Thursday, February 8, 2001.

"Myrient is a reflection of the company's efforts to provide a Myriad of Enterprise Solutions(TM), and not only drives our marketing and branding strategy, but also guides the range of products and services we offer. As the telecommunications and business technology markets evolve, we expect employees, clients, and investors to recognize our leadership in providing a complete set of services to businesses through our Real Private Network(TM) (RPN) (TM) solutions," stated Bryan L. Turbow, President and Interim CEO, Myrient.

Myrient continues to develop strategic partnerships with industry leaders in the telecommunications, hardware and software industries, and will expand business development efforts to create an advanced network of communications and technology products, which will enable the Company to offer managed services to the growing market for outsourced solutions.

"We recognize the importance of building a one-stop destination for the client's communications and technology needs," said Thomas Bedwell, Vice President, Strategic Business Development, Myrient. "Our organization's role exceeds that of the typical service provider, in that we architect and coordinate the delivery of multiple offerings and provide as much additional value as possible, rather than focus on a single product. As we enhance our position in the marketplace, our new name better express's our commitment to providing dynamic solutions through innovative technology and exceptional customer service."

Myrient has implemented state of the art process improvements and operational support systems and has instilled a culture of customer-driven priorities into its employees to provide the best customer experience possible.

"Our employees take center stage in this next step of our company's evolution because they are the face of Myrient", said Len Kajimoto, Vice President, Operations, Myrient. "Dedicated employees build our relationships with the customer by delivering successfully on our commitments."

Myrient has expanded it's Research and Development efforts by attracting experienced engineers and fostering a creative climate for them to develop novel solutions to fulfill the growing needs of business customers.

"Our Research and Development efforts have increased substantially and we are excited to deploy the resulting new and improved products and services throughout our national network. The name change truly reflects our new direction in providing advanced communications solutions," said Brent Chalker, Director of Network and Systems Engineering, Myrient.

Myrient's sales and marketing program is designed to promote the single source business model so that both current and prospective customers can benefit from the addition of new products and services as their business needs evolve. Myrient's approach to attain its revenue objectives is based upon the offering of value-added services to its existing customer base, and the targeting of enterprise accounts through both direct and partner channels.

"Getting the word out about Myrient's products and services is paramount to our growth and success," said Barry Turbow, Vice President of Marketing, Myrient. "Our profit growth objectives are extremely aggressive, yet attainable and built on sound strategies. We strongly feel that profitability is an immediate requirement, not a long-term goal to strive for. We look forward to growing business at an aggressive rate; however, at a sustainable and progressive growth rate to enable the Company to maximize net profit margins. Our marketing strategy is to expand our customer base by selectively targeting vertical markets that enhance our role as a single sourced MSP. Selective expansion of our customer base strengthens our position in the industry and affords future potential for diversification."



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The name "Myrient(TM)" was chosen as it reflects the Corporation's evolution from being a broadband communications solution provider into the single source MSP it is today.

About Myrient(TM)

Myrient(TM) (OTCBB:LMKI) is a single source Managed Service Provider (MSP) specializing in Private Networking, Broadband Internet Access, Internet and Intranet based Web Hosting, Hosted Application Services, Intelligent Routing and Content Delivery Services, Network and Systems Management, and Professional Services. Myrient's(TM) extensive experience in deploying enterprise private networking solutions has resulted in a proprietary technology called REAL PRIVATE NETWORK(TM) (RPN) (TM). Our RPN(TM) Infrastructure enables customers to outsource all of their business communications needs, while ensuring the highest level of security and reliability. Our solutions offer unparalleled value through our proprietary network design and enabling technologies, which efficiently leverage our partners' network capacity.

More information regarding Myrient(TM) may be found at www.Myrient.net or by sending e-mail to investor@myrient.net. For sales inquiries, send e-mail to sales@myrient.net, for agent inquiries, send e-mail to agent@myrient.net.

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"Safe Harbor" statement under the Private Securities Litigation Reform Act of
1995: Except for historical information, the matters discussed in this news release may be considered forward- looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal, success of marketing efforts and other risks detailed from time to time in the company's SEC reports. The company assumes no obligation to update the information in this release.

Company Contact:
Investor Relations
Myrient(TM)
(949) 794-3000
(949) 567-7465 fax
investor@myrient.net
www.myrient.net